FOR IMMEDIATE RELEASE


              Alfa Changes Name to Omagine, Inc.
              ----------------------------------

                Adopts New Branding Strategy
                ----------------------------

NEW YORK, June 21, 2007 -- Alfa International Holdings Corp. (OTC BB: AHDS.OB), announced today that it has changed its company name to Omagine, Inc. ("Omagine" or, the "Company") and has adopted a company wide branding initiative to align its corporate and brand identities. Omagine's new OTC BB ticker symbol is OMAG.OB and will be operational tomorrow, June 22, 2007.

The brand name change follows the Company's decision to increase their role in high margin real estate development and luxury tourism in the Middle East and North Africa (MENA), forecasted
to be a $3.3 trillion (USD) market by 2020.   The Company's new
branding strategy aims to communicate the distinctive brand of the Omagine Project, a $1.6 billion beach front development in Oman to ensure its sustainable success and the global competitiveness of Omagine Inc.

"The Company's Board of Directors and I believe Omagine's branding initiative will allow us to align our core real-estate, entertainment and hospitality businesses as well as build our brand equity as the creative innovator that seamlessly combines high quality entertainment with elegance and high culture," remarked the Company's President, Frank J. Drohan. "These strategic efforts will enhance our ability to create and realize value for our shareholders and other stakeholders by developing, building, owning and operating creative and distinctive tourism and residential real-estate projects."

The name change and branding effort are effective immediately and all future business activity will be aligned under the Omagine brand. No organizational or management structure changes were made.

The new Omagine logo, visual identity and corporate and project information can be found at the Company's new website www.omagine.com.


About the Company's Omagine Project
-----------------------------------

     The Company has conceived the Omagine Project which is planned as an integration of cultural, heritage, educational, entertainment and residential components. As presently planned, Omagine will be located on 1.2 million square meters of beachfront land facing the Gulf of Oman just west Muscat - the capital city of the Sultanate of Oman and near Oman's International Airport.

     As presently conceived, the project will be approximately 80% owned by the Company. It will also include the construction and sale of approximately 3,900 residential housing units including luxury villas, townhouses and apartments. The project is expected to generate approximately $2.2 billion dollars in revenue, with an internal rate of return ("IRR") of 20% and cost approximately $1.6 billion dollars to execute (estimates subject to change).

     The Company expects to sign a Development Agreement with the Government of Oman within the next several weeks.

     Oman is presently undergoing impressively rapid tourism growth.

For further details on Omagine visit:  www.omagine.com.

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About Omagine, Inc.
-------------------

     Omagine, Inc. is primarily involved in the real-estate development, entertainment and hospitality industries in the Middle East and North Africa.

Investors are encouraged to visit Omagine's Investor Relations
Hub at: http://www.agoracom.com/IR/Omagine or contact
AHDS@agoracom.com where they may join the investor e-mail list and/or request receipt of all future press releases and updates in real time.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The risks and uncertainties that may affect the operations, performance development and results of Omagine's business include but are not limited to: final negotiations of the development agreement with the Government of Oman; the availability of financing for the Omagine Project; fluctuations in financial results, availability and customer acceptance of the Company's products and services, the impact of competitive products, services and pricing, general market trends and conditions, and other risks detailed in Omagine's SEC reports.



Contact:     Omagine, Inc.
             Corporate Inquiries
             Frank J. Drohan, President & CEO
             (212) 563-4141

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